Exhibit 10.15

September 9, 2016

Brian Dhatt

420 West 25th Street

New York, NY 10001

Dear Brian,

On behalf of BigCommerce (the “Company”), I am pleased to offer you a full-time, exempt position as Chief Technology Officer reporting to Brent Bellm, CEO at our San Francisco, CA location. You will be provided a job description to outline basic responsibilities and expectations of your position, but the company reserves the right to add, delete or modify your duties as needed. If you accept our offer of employment by complying with the instructions set forth in the last paragraph of this offer, your first day of employment will be on October 3, 2016. The terms of this offer of employment are as follows:

At-Will Employment: In accepting our offer of employment, you certify your understanding that your employment will be on an at-will basis, and that neither you nor the company has entered into a contract regarding the terms or the duration of your employment.

Introductory Period: The first ninety (90) days of your employment are considered an introductory period. This period allows both you and the Company to evaluate whether this is a good match for the skills and qualifications necessary to succeed in your position. Successful completion of the introductory period does not in any way create a contract of employment or change the terms of At-Will employment as indicated in this offer letter.

Compensation: Your compensation package details are included in the attached Exhibit A.

Relocation Assistance: Your relocation package details are included in Exhibit B.

Equity: Subject to the approval of the Company’s Board of Directors, you will be granted an option under the Company’s Stock Plan to purchase 1,018,600 shares of the Company’s common stock at a price per share equal to the fair market value of the common stock on the date upon which the Board of Directors approves the option grant. We will recommend that the Company’s Board of Directors set your vesting schedule with respect to such options as follows: Twenty-five percent (25%) of the shares subject to the option will vest on the first anniversary of your employment with the Company and in equal monthly installments thereafter over a total vesting period of four (4) years, provided you remain an employee of the Company. A condition to the issuance of your options will be your execution and delivery to the Company of the stock option agreement. Other details on options will be provided at a later date.

In addition, you have an opportunity to earn additional equity by achieving performance-related goals as agreed upon between you and the CEO. If these goals are achieved, you will be granted an Incentive Stock Option to purchase an additional 145,514 shares of the Company’s Common Stock (the “Performance Option Shares”). This grant is subject to the approval of the Company’s Board of Directors, under the Company’s stock option plan at a price per share equal to the fair market value of shares as determined by the Board of Directors.

Your Incentive Stock Option will vest at 25% of the Option Shares subject to such award on the first anniversary of the Start Date and in equal monthly installments thereafter over a total vesting period of four (4) years, provided you remain an

2/11/2016 – Salary Exempt with Variable

employee of the Participating Company Group, as defined in the Plan, and will be exercisable for a period of 90 days after the end of your employment notwithstanding anything to the contrary in the Plan. A condition to the issuance of your Incentive Stock Options and Performance Options Shares will be your execution and delivery to the Company of the stock option agreement.

Change of Control: In the event that there is both a Change of Control (as defined below) of the Company and within the period beginning three (3) months prior to and ending twelve (12) months following such Change of Control your employment is terminated by the Company or their successors without Cause, or you resign for Good Reason (a “CoC Termination”), then all of your remaining unvested Option Shares shall be accelerated and immediately become vested, released from the Company’s repurchase right and exercisable.

For purposes of the foregoing, “Change of Control” shall mean: the consummation of (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation in which the outstanding shares of capital stock of the Company are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (iii) other than an IPO or a bona fide equity financing transaction, any other transfer or series of related transfers of the outstanding shares of capital stock of the Company after which the holders of the Company’s outstanding voting power immediately prior to such transaction or transactions do not own at least a majority of the outstanding voting power of the Company or a successor entity immediately upon completion of the transaction, or (iv) the liquidation or dissolution of the Company.

Termination of employment: You or the Company may terminate your employment at any time during the course of your employment by giving ninety (90) days’ notice in writing. Should your position be eliminated by the Company, or its successors or you are terminated without Cause or resign for Good Reason the Company will provide to you the following: the Company shall pay you an amount equal to six (6) months base salary, and immediate acceleration of an amount of your unvested Option Shares equal to the amount that would have become vested during the six (6) month period after the date of termination or resignation, such that they immediately become vested, released from the Company’s repurchase right and exercisable. The amount described above is referred to as “Severance Payments”. Severance Payments are in addition to payment of your base salary for the period through the date of termination, plus reimbursement of all expenses for which you are entitled to be reimbursed, but for which you have not yet been reimbursed.

No Severance Payments shall be made or provided under this letter unless you first execute and do not revoke a waiver and release in a form reasonably satisfactory to the Company within 60 days following the date of termination (or if the Company delivers a copy of such release to you more than five days after termination, the time period will be extended to 60 days plus the number of days beyond five days), which provides for a release of any and all claims that you have or might have against the Company, subject to standard exclusions.

Any Severance Payment above will be payable in equal installments over a three (3) month period, in accordance with the Company’s regular payroll practices, and all Severance Payments payable shall commence on the first payroll period following the date the waiver and release becomes effective (the “Payment Date”).

For the purposes of the foregoing, “Cause” shall mean your conduct involving one or more of the following: (i) gross negligence, willful misconduct, or breach of fiduciary duty to the Company, (ii) any proven act of embezzlement, dishonesty or fraud, (iii) deliberate disregard of the rules or policies of the Company which has not been cured and which results in direct or indirect loss to the Company, or (iv) the unauthorized disclosure of any trade secrets or confidential information of the Company in breach of your obligations to the Company.

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For purposes of the foregoing, “Good Reason” shall mean your resignation following: (i) the permanent non-voluntary relocation of your principal place of employment with the Company to a place more than fifty (50) miles from the Company’s current headquarters in Austin, TX; (ii) without your consent, a material diminution in your base compensation or bonus opportunity, as a percentage of your base salary, as in effect immediately prior to such reduction, unless such reduction is in connection with a Company-wide reduction in the compensation of all senior executives; (iii) or a material diminution in your authority, title, duties, reporting status, powers or responsibilities with the Company; provided, however, that any such diminution resulting solely from the Company being acquired by and having its operations merged with and into a larger entity shall not constitute Good Reason, provided that the resulting duties, authority and/or responsibilities are commensurate with your experience and leadership.

Benefits: You will become eligible to participate in the Company’s medical, dental and vision plans on your first day of employment. In addition, the Company provides company-paid life insurance and coverage for short-term and long-term disability benefits. For an additional cost to you, dependent coverage for these plans is available for qualified family members. You will also be able to participate in the Company’s 401(k) plan after eligibility requirements are met. Once you are eligible, you will be automatically enrolled in the Company’s 401(k) plan at three percent (3%), unless you decline enrollment. The parameters for all benefits, time off, and holidays will be further outlined during your new hire orientation; however, please contact your recruiter if you would like additional information sooner.

Proprietary Information: You will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement (the “PIIA”) and any related exhibits. Any and all prior representations which may have been communicated to you, whether written or oral, regarding employment with the Company are superseded by the Proprietary Information and Inventions Agreement.

Agreement Contingency: This offer is contingent upon successful completion of a criminal background check. As required by law, your employment with the Company is also contingent upon your providing documentation to support your identity and eligibility to work in the United States. For example, a valid U.S. Passport or Alien Registration Receipt Card are acceptable documents to establish both identity and employment eligibility. Additionally, a current driver’s license or voter’s registration card in addition to a social security card or certified birth certificate copy will establish identity and eligibility to work. The types of acceptable documentation are listed on the Form I-9 of the Immigration and Naturalization Service. Please contact your recruiter if you have any questions about which documents are acceptable to verify your identity and eligibility to work in the United States.

Conflict of Interest: By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties while working for the Company. You also agree that you are entering into employment with the Company without constraint by any prior employment agreement, consulting agreement or other employment relationship. Furthermore, you are expected to be without possession of any confidential information belonging to any other company or entity that you have or had a working relationship and, which, in your best judgment, could be utilized in conjunction with your employment with the Company.

Closing Terms: We are pleased to have you join our team and are confident that our offer will give you an opportunity for personal and professional development. If you have any questions or concerns, please contact your recruiter as soon as possible. Otherwise, I hope to hear from you with an acceptance so I can welcome you aboard. I look forward to working with you and am confident that you will find your employment with us a rewarding experience.

Kindest regards,

/s/ Steven Donnelly

Steven Donnelly

Sr. Director, People

2/11/2016 – Salary Exempt with Variable

Offer Letter Acknowledgement and Acceptance Please indicate your acceptance below and return this offer letter to me by the close of business on September 16, 2016.
Accepted:	/s/ Brian Dhatt		Agreed Start date
	Brian Dhatt	Date

2/11/2016 – Salary Exempt with Variable

Exhibit A: Compensation

All forms of compensation below are subject to applicable withholding and payroll taxes.

Beginning Base Salary (Base Compensation)	$325,000 per year Payable on the Company’s regular pay dates on the 5th and the 20th of each month.
Bonus	$24,375 per quarter ($97,500 annualized) Paid quarterly based on achievement against 2016 Executive Cash Bonus Program
TOTAL On Target Earnings (OTE) (Base + Variable Compensation)	On target and at plan, your projected, annualized, earnings with base and variable compensation are estimated at $422,500 per year.

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Exhibit B: New Hire Relocation Benefit and Payback Agreement

All forms of compensation below are subject to applicable withholding and payroll taxes.

Relocation Assistance	Up to $35,000 reimbursement of relocation expenses and direct bill of up to 6 months temporary housing

Payback Agreement	Relocation benefits must be repaid to the Company according to the below payback schedule if within one year from disbursement:
• you resign from employment with the Company
• your employment is terminated for one or more of the following:
• you engage in serious misconduct;
• you are seriously negligent in the performance of your duties; or
• you are convicted of an offense punishable by imprisonment.

Payback Schedule	Less than 3 months: 100% of relocation benefit
Between 3-6 months: 75% of relocation benefit
Between 6-9 months: 50% of relocation benefit
Between 9-12 months: 25% of relocation benefit

You will be responsible for any remaining balance due within thirty days of your termination of employment. If you fail to provide repayment within thirty days of my termination, the Company reserves the right to take legal action to recover the amount of the relocation benefit.

I hereby certify my acceptance of the payback rates and schedule listed above and agree to reimburse the Company in the event of my termination for any of the reasons above prior to the completion of one year of service.

Accepted and Agreed To:	/s/ Brian Dhatt	11/10/2016
	Brian Dhatt	Date

2/11/2016 – Salary Exempt with Variable